As filed with the Securities and Exchange Commission on December 16, 2011

Registration Statement No. 333-149888

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________
China Digital TV Holding Co., Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	98-0536440 (I.R.S. Employer Identification No.)
____________________________
Jingmeng High-Tech Building B, 4th Floor
No. 5 Shangdi East Road
Haidian District, Beijing 100085
People’s Republic of China
 (Address of principal executive offices)
____________________________
 AMENDED AND RESTATED
CHINA DIGITAL TV HOLDING CO., LTD. 2005 STOCK INCENTIVE PLAN
(Full title of the plan)
CHINA DIGITAL TV HOLDING CO., LTD. 2008 STOCK INCENTIVE PLAN
(Full title of the plan)
____________________________
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address and telephone number, including area code, of agent for service)
____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

On March 25, 2008, China Digital TV Holding Co., Ltd. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 333-149888) (the “2008 Registration Statement”) registering an aggregate number of 6,790,379 shares, par value $0.0005 per share (the “Ordinary Shares”), of the Registrant, which were reserved for issuance under the Amended and Restated China Digital TV Holding Co., Ltd. 2005 Stock Incentive Plan (the “2005 Plan”) and the China Digital TV Holding Co., Ltd. 2008 Stock Incentive Plan (the “2008 Plan”).

The Registrant has adopted a new stock incentive plan, the China Digital TV Holding Co., Ltd. 2010 Stock Incentive Plan (the “2010 Plan”), effective November 19, 2010, and has, contemporaneously with the filing of this Post Effective Amendment No. 1, filed a Registration Statement on Form S-8 with the Commission registering 3,600,000 Ordinary Shares of the Registrant, to be issued pursuant to the 2010 Plan. As a result, no further awards will be issued under the 2005 Plan or the 2008 Plan. Therefore, the Registrant is filing this Post-Effective Amendment No. 1 to the 2008 Registration Statement to deregister 1,979,866 Ordinary Shares with respect to which (i) no stock options had been granted under the 2005 Plan or the 2008 Plan, or (ii) stock options had been forfeited or cancelled as of November 19, 2010. All Ordinary Shares with respect to which stock options had been granted and remained outstanding as of November 19, 2010 remain registered under the 2008 Registration Statement. The Registrant will continue to file post-effective amendments to the 2008 Registration Statement, as necessary, to reflect updated information relating to that portion of the Ordinary Shares that remains registered pursuant to the 2008 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the 2008 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 16, 2011.

China Digital TV Holding Co., Ltd.

By:	/s/ Jianhua Zhu
Name:	Jianhua Zhu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the 2008 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title

/s/ Jianhua Zhu	Chairman and Chief Executive Officer
Jianhua Zhu	(principal executive officer)

December 16, 2011

/s/ James Hsiang Ming Ho	Director
James Hsiang Ming Ho
December 14, 2011

/s/ Zengxiang Lu	Director
Zengxiang Lu
December 16, 2011

Director
Jianyue Pan
December ____, 2011

/s/ Ching Wah Ng	Director
Ching Wah Ng
December 12, 2011

Name	Title

/s/ Chaoyang Xia	Director
Chaoyang Xia
December 16, 2011

/s/ Songzuo Xiang	Director
Songzuo Xiang
December 16, 2011

/s/ Zhenwen Liang	Chief Financial Officer
Zhenwen Liang	(principal financial and accounting officer)

December 16, 2011